UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2013

CHRYSLER GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-54282	27-0187394
(Commission File Number)	(IRS Employer Identification No.)

1000 Chrysler Drive, Auburn Hills, Michigan	48326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 512-2950

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 21, 2013, Chrysler Group LLC (the “Company”), entered into an Assignment and First Amendment Agreement (the “Amendment”), among the Company, the lenders party thereto, and Citibank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”), under the Credit Agreement, dated as of May 24, 2011 (the “Original Credit Agreement”), among the Company, the lenders party thereto from time to time, the Administrative Agent and the Collateral Agent. The Original Credit Agreement provides for senior secured credit facilities consisting of a Tranche B term loan with an original principal balance of $3.0 billion (the “Tranche B Term Loan”) and a revolving credit facility of $1.3 billion (the “Revolving Facility” and, together with the Tranche B Term Loan, the “Senior Credit Facilities”). Pursuant to the Amendment, the parties made certain amendments to the Original Credit Agreement and gave effect to such amendments in the Amended and Restated Credit Agreement, dated as of June 21, 2013 (the “A&R Credit Agreement”), among the Company, the lenders party thereto, the Administrative Agent and the Collateral Agent.

The Amendment amended the Original Credit Agreement by reducing the applicable interest rate spreads on the Senior Credit Facilities by 1.50% per annum and reducing the rate floor applicable to the Tranche B Term Loan by 0.25% per annum. As a result, under the A&R Credit Agreement, all amounts outstanding under the Senior Credit Facilities will bear interest, at the Company’s option, either at a base rate plus 2.25% per annum or at the reserve-adjusted Eurodollar rate plus 3.25% per annum. For the Tranche B Term Loan, a base rate floor of 2.00% per annum or a reserve-adjusted Eurodollar rate floor of 1.00% per annum apply.

In addition, the Amendment reduced the commitment fee payable on the Revolving Facility. The Company will pay commitment fees equal to 0.50% per annum (which may be reduced to 0.375% per annum if the Company achieves a specified consolidated leverage ratio) multiplied by the daily average undrawn portion of the Revolving Facility. The commitment fees remain payable quarterly in arrears.

If the Company voluntarily prepays or reprices all or any portion of the Tranche B Term Loan before the six-month anniversary of the effective date of the Amendment, the Company will be obligated to pay a call premium equal to 1.0% of the principal amount prepaid or repriced.

Among other things, the Amendment also amended certain negative covenants in the Original Credit Agreement, including the limitation on incurrence of indebtedness and limitation on restricted payments. Under the A&R Credit Agreement, among other exceptions, the Company increased its restricted payment capacity in an amount not to exceed 50% of its cumulative consolidated net income since January 1, 2012.

The foregoing description of the Amendment and the A&R Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Amendment and the A&R Credit Agreement, copies of which are filed herewith as Exhibit 10.1 and 10.2 and are incorporated herein by reference. A description of the remaining unchanged terms of the Original Credit Agreement is incorporated by reference to the Company’s most recent Annual Report on Form 10-K in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.

A copy of the Company’s press release announcing the Amendment and A&R Credit Agreement is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Assignment and First Amendment Agreement, dated as of June 21, 2013, among Chrysler Group LLC, the lenders party thereto, Citibank, N.A., as administrative agent, and Citibank, N.A., as collateral agent.

10.2	Amended and Restated Credit Agreement, dated as of June 21, 2013, among Chrysler Group LLC, the lenders party thereto, Citibank, N.A., as administrative agent, and Citibank, N.A., as collateral agent.

99.1	Press Release issued by Chrysler Group LLC dated June 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2013

CHRYSLER GROUP LLC
(Registrant)

/s/ Richard K. Palmer
Richard K. Palmer
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Assignment and First Amendment Agreement, dated as of June 21, 2013, among Chrysler Group LLC, the lenders party thereto, Citibank, N.A., as administrative agent, and Citibank, N.A., as collateral agent.

10.2	Amended and Restated Credit Agreement, dated as of June 21, 2013, among Chrysler Group LLC, the lenders party thereto, Citibank, N.A., as administrative agent, and Citibank, N.A., as collateral agent.

99.1	Press Release issued by Chrysler Group LLC dated June 21, 2013.